Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-208911) on Form S-8 and (No. 333-258254) on Form F-3 of our reports dated March 26, 2026, with respect to the consolidated financial statements of Ferroglobe PLC and the effectiveness of internal control over financial reporting.

/s/ KPMG Auditores, S.L.

Madrid, Spain

March 26, 2026